Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Trina Schurman
August 25, 2020 at 1:05 PM PDT		Nordstrom, Inc.
Invrelations@Nordstrom.com

	MEDIA CONTACT:	Jennifer Tice Walker
Nordstrom, Inc.
NordstromPR@Nordstrom.com
Nordstrom Reports Second Quarter 2020 Earnings
•Generated positive operating cash flow of more than $185 million in Q2; total liquidity of $1.3 billion
•Improved merchandise margins and overhead cost reductions of nearly 20% drove earnings exceeding Company expectations
•Sales in-line with Company expectations; reflecting temporary store closures for approximately 50% of days and Anniversary Sale shift from Q2 to Q3
SEATTLE, Wash. (August 25, 2020) – Nordstrom, Inc. (NYSE: JWN) today reported second quarter results, which reflected cash flow and earnings exceeding the Company’s expectations through improved merchandise margins and significant overhead cost reductions. Loss per diluted share of $1.62 included charges of $0.08 associated with the impact of COVID-19.
For the second quarter ended August 1, 2020, sales were in-line with the Company’s expectations. Net sales decreased 53 percent from last year, reflecting temporary store closures for approximately 50 percent of days during the quarter due to COVID-19 in addition to an approximately 10-percentage point timing impact from the Nordstrom Anniversary Sale shifting from the second quarter to the third quarter.
“At the onset of the pandemic, we focused on protecting and enhancing liquidity, and we successfully executed on these plans,” said Erik Nordstrom, chief executive officer of Nordstrom, Inc. “Thanks to our team’s efforts during the second quarter, we further strengthened our balance sheet with liquidity of $1.3 billion and generated operating cash flow of more than $185 million. We are now pivoting to prioritize market share gains and profitable growth as we advance our strategies.”
During the first quarter, the Company significantly reduced inventory by more than 25 percent to mitigate markdowns on seasonal inventory and bring in newness for customers. As a result, merchandise margin trends in the second quarter improved sequentially and exceeded expectations. While sales were in-line with Company expectations, reflecting favorable trends in store reopening and merchandise returns, sales were constrained by the flow of inventory, which steadily improved throughout the quarter.
In July, Nordstrom increased inventory receipts to meet customer demand, particularly for its one-of-a-kind Anniversary Sale, which began with early access for Nordy Club customers on August 4 and all customers on August 19. To date, Anniversary sales are tracking in-line with expectations, reflecting improvement in underlying trends relative to July.
In addition to planned expense reductions of between $200 and $250 million at the beginning of the year, the Company is delivering ahead of its target of $500 million in annual cash savings, net of COVID-19 related charges. This is being driven by strong execution as the Company implemented its plans to create a leaner and more efficient organization, which contributed to a nearly 20 percent reduction in overhead costs in the second quarter relative to last year.
Second quarter operating cash flow of more than $185 million exceeded Company expectations and enabled Nordstrom to pay down $300 million on its revolving line of credit. Nordstrom ended the second quarter with $1.3 billion in total liquidity including $1 billion in cash.
“We’re confident that we can improve sales trends in the second half of the year and beyond,” said Pete Nordstrom, president and chief brand officer of Nordstrom, Inc. “Our inventories are current and in-line, and we're focused on amplifying relevant categories, brands and trends to meet customers’ changing preferences.”

SECOND QUARTER 2020 SUMMARY
•Second quarter net loss of $255 million, which included after-tax COVID-19 related charges of $14 million primarily related to corporate asset impairments, decreased from net earnings of $141 million during the same period in fiscal 2019.
•Losses before interest and taxes of $370 million, which included pre-tax charges of $23 million related to COVID-19, decreased from earnings before interest and taxes (“EBIT”) of $216 million during the same period in fiscal 2019 primarily due to lower sales volume from temporary store closures in response to COVID-19.
•In Full-Price, net sales decreased 58 percent. Excluding the Anniversary Sale event shift impact, Full-Price sales decreased in the mid-forties percent range. Off-Price net sales decreased 43 percent compared with the same period in fiscal 2019. Top performing merchandise categories included home, kidswear, accessories, beauty and active in both Full-Price and Off-Price.
•Total company digital sales decreased 5 percent. Excluding the Anniversary Sale event shift impact, digital sales increased approximately 20 percent in the second quarter and in the mid-teens range on a year-to-date basis. The Company’s e-commerce business continued to experience significant growth in new Nordstrom customers of more than 50 percent.
•Gross profit, as a percentage of net sales, was 21 percent, decreasing from 35 percent for the same period in fiscal 2019 due to planned markdowns and deleverage from lower sales volume and reflected sequential improvement in merchandise margin trends.
•Ending inventory decreased 24 percent from last year. Excluding the Anniversary Sale event shift impact, the decrease in inventory was in-line with the decrease in sales.
•Selling, general and administrative (“SG&A”) expenses, as a percentage of net sales, was 47 percent compared with 55 percent for the same period in fiscal 2019. Excluding charges related to COVID-19, total SG&A decreased approximately 33 percent from last year, primarily due to lower sales volume in addition to reduced overhead costs of nearly 20 percent.
•The income tax benefit of $166 million, or 40 percent of pretax loss, reflects a higher projected benefit rate for fiscal 2020 due to the carryback of net operating losses as permitted under the CARES Act.
CONFERENCE CALL INFORMATION
The Company’s senior management will host a conference call to provide a business update and to discuss second quarter 2020 financial results at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers’ prepared remarks and the conference call slides, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ prepared remarks and the conference call slides will be available in the Quarterly Results section for one year. Interested parties may also dial 201-689-8354. A telephone replay will be available beginning approximately three hours after the conclusion of the call by dialing 877-660-6853 or 201-612-7415 and entering Conference ID 13708132, until the close of business on September 1, 2020.
ABOUT NORDSTROM
Nordstrom, Inc. is a leading fashion retailer based in the U.S. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 355 stores in 40 states, including 100 full-line stores in the United States and Canada; 248 Nordstrom Rack stores; clearance stores; and Nordstrom Local service hubs. Additionally, customers are served online through Nordstrom.com, Nordstrom.ca, Nordstromrack.com, HauteLook.com and TrunkClub.com. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.
Certain statements in this press release contain or may suggest “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties that could cause results to be materially different from expectations. The words “will,” “may,” “designed to,” “outlook,” “believes,” “should,” “targets,” “anticipates,” “assumptions,” “plans,” “expects” or “expectations,” “intends,” “estimates,” “forecasts,” “guidance” and similar expressions identify certain of these forward-looking statements. The Company also may provide forward-looking statements in oral statements or other written materials released to the public. All statements contained or incorporated in this press release or in any other public statements that address such future events or expectations are forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements are detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2020 and its Form 10-Q for the fiscal quarter ended May 2, 2020. These forward-looking statements are not guarantees of future performance and speak only as of the date hereof, and, except as required by law, the Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net sales	$1,778	$3,778	$3,804	$7,127
Credit card revenues, net	84	94	177	188
Total revenues	1,862	3,872	3,981	7,315
Cost of sales and related buying and occupancy costs	(1,406)	(2,476)	(3,216)	(4,704)
Selling, general and administrative expenses	(826)	(1,180)	(1,948)	(2,319)
(Loss) earnings before interest and income taxes[1]	(370)	216	(1,183)	292
Interest expense, net	(51)	(23)	(85)	(46)
(Loss) earnings before income taxes	(421)	193	(1,268)	246
Income tax benefit (expense)	166	(52)	492	(69)
Net (loss) earnings[1]	$(255)	$141	$(776)	$177

(Loss) earnings per share:
Basic	$(1.62)	$0.91	$(4.95)	$1.14
Diluted[1]	$(1.62)	$0.90	$(4.95)	$1.14

Weighted-average shares outstanding:
Basic	157.2	155.0	156.8	155.0
Diluted	157.2	155.6	156.8	155.9

Percent of net sales:
Gross profit	20.9%	34.5%	15.5%	34.0%
Selling, general and administrative expenses	46.5%	31.2%	51.2%	32.5%
(Loss) earnings before interest and income taxes	(20.8%)	5.7%	(31.1%)	4.1%
1 COVID-19 related charges for the six months ended August 1, 2020 reduced net earnings by $185 or $1.18 per diluted share. These charges consisted primarily of asset impairments from store closures, premium pay and benefits, and restructuring charges, which were slightly offset by credits from the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). In the second quarter of 2020, these charges reduced net earnings by $14 or $0.08 per diluted share, and consisted primarily of corporate asset impairments.

NORDSTROM, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited; amounts in millions)

	August 1, 2020	February 1, 2020	August 3, 2019
Assets
Current assets:
Cash and cash equivalents	$991	$853	$956
Accounts receivable, net	146	179	211
Merchandise inventories	1,466	1,920	1,932
Prepaid expenses and other[1]	802	278	384
Total current assets	3,405	3,230	3,483

Land, property and equipment (net of accumulated depreciation of $6,843, $6,995 and $6,813)	3,845	4,179	4,036
Operating lease right-of-use assets	1,655	1,774	1,801
Goodwill	249	249	249
Other assets	381	305	366
Total assets	$9,535	$9,737	$9,935

Liabilities and Shareholders’ Equity
Current liabilities:
Borrowings under revolving line of credit	$500	$—	$—
Accounts payable	1,298	1,576	1,819
Accrued salaries, wages and related benefits	288	510	442
Current portion of operating lease liabilities	272	244	237
Other current liabilities	1,284	1,190	1,427
Current portion of long-term debt	—	—	500
Total current liabilities	3,642	3,520	4,425

Long-term debt, net	3,266	2,676	2,178
Non-current operating lease liabilities	1,782	1,875	1,912
Other liabilities	671	687	661

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 157.1, 155.6 and 154.9 shares issued and outstanding	3,168	3,129	3,084
Accumulated deficit	(2,916)	(2,082)	(2,286)
Accumulated other comprehensive loss	(78)	(68)	(39)
Total shareholders’ equity	174	979	759
Total liabilities and shareholders’ equity	$9,535	$9,737	$9,935
1 As of August 1, 2020 prepaid expenses and other included $490 of taxes receivable primarily as a result of the CARES Act, comprised of $437 for income tax receivable and $53 for payroll tax credits.

NORDSTROM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited; amounts in millions)

	Six Months Ended
	August 1, 2020	August 3, 2019
Operating Activities
Net (loss) earnings	$(776)	$177
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities:
Depreciation and amortization expenses and other, net	353	325
Asset impairment	137	—
Right-of-use asset amortization	85	89
Deferred income taxes, net	(67)	(21)
Stock-based compensation expense	33	40
Change in operating assets and liabilities:
Accounts receivable	49	21
Merchandise inventories	397	1
Prepaid expenses and other assets[1]	(534)	(140)
Accounts payable	(49)	322
Accrued salaries, wages and related benefits	(219)	(137)
Other current liabilities	98	128
Lease liabilities	(103)	(125)
Other liabilities	5	12
Net cash (used in) provided by operating activities	(591)	692

Investing Activities
Capital expenditures	(228)	(480)
Other, net	17	26
Net cash used in investing activities	(211)	(454)

Financing Activities
Proceeds from revolving line of credit	800	—
Payments on revolving line of credit	(300)	—
Proceeds from long-term borrowings	600	—
(Decrease) Increase in cash book overdrafts	(84)	92
Cash dividends paid	(58)	(114)
Payments for repurchase of common stock	—	(210)
Proceeds from issuances under stock compensation plans	11	11
Tax withholding on share-based awards	(8)	(18)
Other, net	(12)	—
Net cash provided by (used in) financing activities	949	(239)

Effect of exchange rate changes on cash and cash equivalents	(9)	—
Net increase (decrease) in cash and cash equivalents	138	(1)
Cash and cash equivalents at beginning of period	853	957
Cash and cash equivalents at end of period	$991	$956
1 Prepaid expenses and other assets for the six months ended August 1, 2020 included $490 of taxes receivable primarily as a result of the CARES Act, comprised of $437 for income tax receivable and $53 for payroll tax credits.

NORDSTROM, INC.
SUMMARY OF NET SALES
(unaudited; amounts in millions)
        Our Full-Price business includes Nordstrom U.S. full-line stores, Nordstrom.com, Canada, Nordstrom Local, Trunk Club and, prior to the second quarter of 2020, Jeffrey. Our Off-Price business includes Nordstrom U.S. Rack stores, Nordstromrack.com, HauteLook.com and Last Chance clearance stores. The following table summarizes net sales for the quarter and six months ended August 1, 2020, compared with the quarter and six months ended August 3, 2019:

	Quarter Ended		Six Months Ended
	August 1, 2020	August 3, 2019	August 1, 2020	August 3, 2019
Net sales by business:
Full-Price	$1,066	$2,530	$2,423	$4,657
Off-Price	712	1,248	1,381	2,470
Total net sales	$1,778	$3,778	$3,804	$7,127

Net sales decrease by business:
Full-Price	(57.9%)	(6.5%)	(48.0%)	(5.9%)
Off-Price	(43.0%)	(1.9%)	(44.1%)	(1.3%)
Total Company	(53.0%)	(5.1%)	(46.6%)	(4.3%)

Digital sales as % of total net sales[1]	61%	30%	57%	31%
1 Digital sales are online sales and digitally assisted store sales which include Online Order Pickup, Ship to Store, Style Board, a digital selling tool, and the impact of the sales return reserve. The increase in digital sales penetration for the quarter and six months ended August 1, 2020, compared with the quarter and six months ended August 3, 2019, was driven primarily by temporary store closures beginning on March 17 related to COVID-19.

NORDSTROM, INC.
ADJUSTED RETURN ON INVESTED CAPITAL (“ADJUSTED ROIC”)
(NON-GAAP FINANCIAL MEASURE)
(unaudited; dollar amounts in millions)
        We believe that Adjusted ROIC is a useful financial measure for investors in evaluating the efficiency and effectiveness of the capital we have invested in our business to generate returns over time. In addition, we have incorporated it in our executive incentive measures and we believe it is an important indicator of shareholders’ return over the long term.
        For 2019, income statement activity for adjusted net operating profit and balance sheet amounts for average invested capital are comprised of two quarters of activity under the new lease standard (“Lease Standard”) for 2019, and two quarters of 2018 under the previous lease standard. Under the previous lease standard, we estimated the value of our operating leases as if they met the criteria for capital leases or we had purchased the properties. This provided additional supplemental information that estimated the investment in our operating leases. Estimated depreciation on capitalized operating leases and average estimated asset base of capitalized operating leases are not calculated in accordance with, nor an alternative for, generally accepted accounting principles (“GAAP”) and should not be considered in isolation or as a substitution for our results as reported under GAAP.
        Adjusted ROIC is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, return on assets, net earnings, total assets or other GAAP financial measures. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Adjusted ROIC is return on assets. The following is a reconciliation of return on assets to Adjusted ROIC:

	Four Quarters Ended
	August 1, 2020	August 3, 2019
Net (loss) earnings	$(458)	$492
Add: income tax (benefit) expense	(375)	144
Add: interest expense	149	109
(Loss) earnings before interest and income tax expense	(684)	745

Add: operating lease interest[1]	98	47
Add: rent expense, net	—	127
Less: estimated depreciation on capitalized operating leases[2]	—	(68)
Adjusted net operating profit	(586)	851

Less: estimated income tax expense	264	(193)
Adjusted net operating profit after tax	$(322)	$658

Average total assets	$9,850	$9,016
Add: average estimated asset base of capitalized operating leases[2]	—	1,005
Less: average deferred property incentives and deferred rent liability	—	(303)
Less: average deferred property incentives in excess of ROU assets[3]	(296)	(154)
Less: average non-interest-bearing current liabilities	(3,267)	(3,528)
Average invested capital	$6,287	$6,036

Return on assets[4]	(4.6%)	5.5%
Adjusted ROIC[4]	(5.1%)	10.9%
1 As a result of the adoption of the Lease Standard, we add back the operating lease interest to reflect how we manage our business. Operating lease interest is a component of operating lease cost recorded in occupancy costs and is calculated in accordance with the Lease Standard.
2 Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating under the previous lease standard if they had met the criteria for a finance lease or we had purchased the property. The asset base for each quarter is calculated as the trailing four quarters of rent expense multiplied by eight, a commonly used method to estimate the asset base we would record for our capitalized operating leases.
3 For leases with property incentives that exceed the operating lease right-of-use assets (“ROU assets”), we reclassify the amount from assets to other current liabilities and other liabilities. As a result of the adoption of the Lease Standard, we reduce average total assets, as this better reflects how we manage our business.
4 Results for the four quarters ended August 3, 2019 included the $72 impact related to the estimated non-recurring credit-related charge, which negatively impacted return on assets by approximately 50 basis points and Adjusted ROIC by approximately 70 basis points. Integration charges, primarily related to Trunk Club, of $32 in the fourth quarter of 2019, were primarily non-cash related and negatively impacted return on assets by approximately 30 basis points and Adjusted ROIC by approximately 30 basis points for the four quarters ended August 1, 2020. COVID-19 related charges for the four quarters ended August 1, 2020, negatively impacted return on assets by approximately 190 basis points and Adjusted ROIC by approximately 270 basis points for the four quarters ended August 1, 2020.

NORDSTROM, INC.
FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)
(unaudited; amounts in millions)
        Free Cash Flow is one of our key liquidity measures, and when used in conjunction with GAAP measures, we believe it provides investors with a meaningful analysis of our ability to generate cash from our business.
        Free Cash Flow is not a measure of financial performance under GAAP and should be considered in addition to, and not as a substitute for, operating cash flows or other financial measures prepared in accordance with GAAP. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The financial measure calculated under GAAP which is most directly comparable to Free Cash Flow is net cash (used in) provided by operating activities. The following is a reconciliation of net cash (used in) provided by operating activities to Free Cash Flow:

	Six Months Ended
	August 1, 2020	August 3, 2019
Net cash (used in) provided by operating activities	$(591)	$692
Less: capital expenditures	(228)	(480)
(Less) Add: change in cash book overdrafts	(84)	92
Free Cash Flow[1]	$(903)	$304
1 Free cash flow for the sixth months ended August 1, 2020 included payments of $136 for COVID-19 premium pay and benefits.

NORDSTROM, INC.
ADJUSTED EBITDA and ADJUSTED EBITDAR (NON-GAAP FINANCIAL MEASURES)
(unaudited; amounts in millions)
        Adjusted earnings before interest, income taxes, depreciation and amortization (“EBITDA”) is one of our key financial metrics to reflect our view of cash flow from net earnings. Adjusted EBITDA excludes significant items which are non-operating in nature in order to evaluate our core operating performance against prior periods. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDA is net earnings.
        Adjusted earnings before interest, income taxes, depreciation, amortization and rent (“EBITDAR”) is also one of our key financial metrics as it will be used to measure compliance with one of our secured revolving credit facility (“Revolver”) covenants beginning in the third quarter of 2020. Adjusted EBITDAR reflects the items in Adjusted EBITDA, excludes rent expense as defined by the Revolver agreement, and captures other differences between the contractual requirements in the Revolver agreement and Adjusted EBITDA, including the inclusion or exclusion of certain non-cash charges. The financial measure calculated under GAAP which is most directly comparable to Adjusted EBITDAR is net earnings.
        Adjusted EBITDA and Adjusted EBITDAR are not measures of financial performance under GAAP and should be considered in addition to, and not as a substitute for net earnings, overall change in cash or liquidity of the business as a whole. Our method of determining non-GAAP financial measures may differ from other companies’ methods and therefore may not be comparable to those used by other companies. The following is a reconciliation of net earnings to Adjusted EBITDA and Adjusted EBITDAR:

	Six Months Ended
	August 1, 2020	August 3, 2019
Net (loss) earnings	$(776)	$177
Add: income tax (benefit) expense	(492)	69
Add: interest expense, net	85	46
(Loss) earnings before interest and income taxes	(1,183)	292

Add: depreciation and amortization expenses	342	323
Less: amortization of developer reimbursements	(42)	(38)
Add: asset impairments	137	—
Adjusted EBITDA[1]	$(746)	$577

Add: rent expense[2]	116	130
Add: other Revolver covenant adjustments[3]	2	5
Adjusted EBITDAR[1]	$(628)	$712
1 Adjusted EBITDA and Adjusted EBITDAR for the six months ended August 1, 2020 included $166 for restructuring charges, COVID-19 premium pay and benefits and payroll tax credits from economic stimulus measures, including the CARES Act.
2 Rent expense, exclusive of amortization of developer reimbursements, is added back for consistency with our debt covenant calculation requirements, and is calculated under the previous lease standard.
3 Other adjusting items to reconcile Adjusted EBITDA to Adjusted EBITDAR as defined by our Revolver covenant includes interest income, and certain non-cash charges where relevant.